SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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NATIONAL INTERSTATE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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3250 Interstate Drive

Richfield, Ohio 44286

Notice of Annual Meeting of Shareholders

and Proxy Statement

To Be Held On May 18, 2007

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Friday, May 18, 2007 at 2:00 PM, Eastern Daylight Saving Time, at 3250 Interstate Drive, Richfield, Ohio. At the meeting, we will report on our operations, and you will have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates, provides information about the director candidates and discusses our executive compensation information.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote by promptly returning a properly completed proxy form.

Sincerely,

/s/ Alan R. Spachman
Alan R. Spachman
Chairman of the Board and Chief Executive Officer

Richfield, Ohio

April 10, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF NATIONAL INTERSTATE CORPORATION

Date:	Friday, May 18, 2007

Time:	2:00 PM Eastern Daylight Saving Time

Place:	3250 Interstate Drive Richfield, Ohio 44286

Purpose:	1. Elect four Class I directors

2. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

3. Conduct other business if properly raised

Record Date:	March 21, 2007—Shareholders registered in our records or our agents’ records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and accompanying proxy form is April 10, 2007.

Your vote is important

Whether or not you attend the meeting, you may vote by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy in writing at any time before the vote is taken at the meeting by submitting a later-dated proxy form.

We make available, free of charge on our website, all of our filings that are made electronically with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our investor relations website (http://invest.natl.com) and click on the “Financial Information” tab at the right. Copies of our Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Gary N. Monda

Vice President

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

GENERAL INFORMATION

This statement is furnished in connection with the solicitation of proxies for use at our Annual Meeting of Shareholders to be held at 2:00 PM, Eastern Daylight Saving time, on Friday, May 18, 2007, at 3250 Interstate Drive, Richfield, Ohio 44286, and at any adjournment thereof. This statement, our Annual Report to Shareholders for the fiscal year ended December 31, 2006 and the accompanying proxy will be sent to shareholders on or about April 10, 2007.

Record Date; Shares Outstanding

As of March 21, 2007, the record date for determining shareholders entitled to notice of and to vote at the meeting, we had approximately 19,209,912 shares of common stock deemed outstanding and eligible to vote, which excludes 2,510,000 shares owned by one of our subsidiaries. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to our Secretary not less than 48 hours before the Annual Meeting.

Proxies and Voting Procedures

Solicitation of proxies through the mail, in person and otherwise, is conducted by management at the direction of our Board of Directors, without additional compensation. We will pay all costs of soliciting proxies. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.

Registered shareholders may vote by completing a proxy form and mailing it to our proxy tabulator, National City Bank. To vote, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator. Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to them.

If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted “FOR” the election of the four nominees proposed by our Board of Directors and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

A shareholder may revoke a prior proxy by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies at the meeting and then vote in person.

With respect to Proposal No. 1, the four nominees who receive the greatest number of votes will be elected. Proposal No. 2 will be adopted only if it receives approval of a majority vote of those shares cast at the meeting.

Adjournment and Other Matters

Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. We know of no other matters to be presented at the meeting other than those stated in this document.

MATTERS TO BE CONSIDERED

Proposal No. 1 Elect Four Directors

The Board of Directors oversees our management on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer and President, setting the scope of their respective authority to manage our business day-to-day, and evaluating management’s performance.

Our Board of Directors is currently comprised of eight directors divided into two classes. Each director serves for a two-year term, with Class I directors elected in odd numbered years and Class II directors elected in even numbered years. The term for our Class I directors expires at this year’s Annual Meeting of Shareholders. Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Gary J. Gruber and Donald D. Larson are our current Class I directors. Keith A. Jensen, James C. Kennedy, Joel Schiavone and Alan R. Spachman are our current Class II directors. During 2006, the entire Board of Directors met eight times. We expect our directors to attend the Annual Meeting of Shareholders. All of our directors attended the Annual Meeting of Shareholders held on May 19, 2006, at least 75% of the Board meetings, and at least 75% of the committee meetings for the committees on which he served.

After considering all relevant facts and circumstances, including those described under “Certain Relationships and Related Transactions” beginning on page 27 of this proxy statement, our Board of Directors has determined that three of our current eight directors, Mr. Consolino, Mr. Elliott and Mr. Schiavone are “independent” in accordance with Nasdaq Global Market listing standards and Securities and Exchange Commission regulations. With respect to Mr. Consolino, the Board, through its Nominating/Governance Committee, considered Mr. Consolino’s past employment with Merrill Lynch, our lead underwriter for our initial public offering, and determined that such relationship did not impair his independence. We are not required to have a majority of independent directors on our Board as would otherwise be required by the rules of the Nasdaq Global Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the shareholder voting power is held by an individual, a group or another company. As described elsewhere in this Proxy Statement, Great American Insurance Company holds approximately 53% of our voting power.

Our Board of Directors, acting on the advice of its Nominating/Governance Committee, has nominated four individuals to hold office until the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by our Board of Directors but, in any event, no proxy may be voted for more than four nominees. The four nominees who receive the greatest number of votes will be elected.

The nominees for election as Class I members of the Board of Directors are:

Joseph E. (Jeff) Consolino Director since May 2006	Mr. Consolino is executive vice president and chief financial officer for Validus Holdings, Ltd., a Bermuda-based reinsurance company. Prior to joining Validus in March, 2006, Mr. Consolino was a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. Mr. Consolino worked on a broad range of investment banking assignments for insurance company clients after joining Merrill Lynch in 1998, and led the underwriting team for our $60 million initial public offering in January 2005. He serves as a director for AmWINS Group, Inc., a wholesale insurance brokerage. Mr. Consolino is the Chair of the Audit Committee and a member of the Compensation Committee.

Theodore H. Elliott, Jr. Director since 1989	Since 1981, Mr. Elliott has been in the venture capital business as the chairman of Prime Capital Management Company, Inc. and as a private investor. Prime Capital was one of our founding investors in 1989. Prior to Prime Capital Management, Mr. Elliott was vice president of General Electric’s venture capital subsidiary. Mr. Elliott is a director of MUPAC, a subsidiary of Carlo Gavazzi Holding AG (Swiss) and Input/Output, Inc. (NYSE). Mr. Elliott is a member of the Audit and Compensation Committees.

Gary J. Gruber Director since April 1991	Mr. Gruber serves as senior vice president of Great American Insurance Company, our largest shareholder. Mr. Gruber joined Great American in 1977 and has held a variety of financial, management and officer positions since 1983. Mr. Gruber has served as a director of Great American Insurance Company since 1993. Mr. Gruber is a member of the Nominating/Governance Committee.

Donald D. Larson Director since April 1991	Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson has served as executive vice president and president, specialty group, for the Great American Property and Casualty Insurance Group since 1999. Mr. Larson began his career with American Financial Group, Inc., parent of our largest shareholder, in 1973 and joined Great American Insurance Company, our largest shareholder, in 1981. Mr. Larson has served as a director of Great American Insurance Company since 1988. Mr. Larson is the Chair of the Compensation Committee and a member of the Nominating/Governance Committee.

Our Board of Directors recommends that shareholders vote FOR the election of these four nominees as directors.

Below is information about our Class II directors:

Keith A. Jensen Director since April 2000	Mr. Jensen has served as senior vice president of American Financial Group, Inc., parent of our largest shareholder, since 1999 and was named its chief financial officer in January 2005. Mr. Jensen joined the Great American Property and Casualty Insurance Group in 1999 as senior vice president and chief financial officer and was promoted to executive vice president in 2004. Mr. Jensen has served on the Board of Directors of Great American Insurance Company, our largest shareholder, since 1999. From February 2003 to December 2003, Mr. Jensen served on the Board of Directors of Infinity Property & Casualty Corporation. Before working with American Financial Group, Inc., Mr. Jensen was a partner with Deloitte & Touche LLP. Mr. Jensen is a member of the Compensation Committee.

James C. Kennedy Director since January 2005	Mr. Kennedy has been the vice president, deputy general counsel and secretary of American Financial Group, Inc., parent of our largest shareholder, since 1998. Mr. Kennedy joined American Financial in 1976, was named secretary in 1984, deputy general counsel in 1988 and vice president in 1998. Mr. Kennedy is the Chair of the Nominating/Governance Committee.

Joel Schiavone Director from January 1989 until December 1989 and then re-elected in 2001	Since 1999, Mr. Schiavone has been the managing partner of several privately-held New Haven, Connecticut based real estate companies. Prior to that, Mr. Schiavone was the owner and chief executive officer of Schiavone Corporation, a holding company for a variety of investments. Mr. Schiavone is a member of the Audit and Nominating/Governance Committees.

Alan R. Spachman Director since 1989	Mr. Spachman is our founder, and has served as Chief Executive Officer since January 2007 and Chairman since 2004. From 1989 through 2006, Mr. Spachman served as our President. From 1984 through 1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. In addition to his insurance experience, Mr. Spachman previously held various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc.

Proposal No. 2 Ratification of Our Independent Registered Public Accounting Firm

Our Audit Committee Charter provides that the Audit Committee shall recommend annually to the Board of Directors the appointment of an independent registered public accounting firm to serve as auditors. In May 2007, the Audit Committee expects to recommend the appointment of Ernst & Young LLP to serve as auditors for the year ending December 31, 2007. Ernst & Young LLP (or its predecessor) has served as our independent registered public accounting firm since our formation in 1989.

Both our Board of Directors and Audit Committee would like to know the opinion of shareholders regarding the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2007. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, our Audit Committee and Board of Directors will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. We may also engage a different independent registered public accounting firm at any time during the year if our Audit Committee and Board of Directors determine that such a change would be in our best interests.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by them during these periods.

	2006	2005
Audit fees(1)	$838,425	$632,407
Audit related fees(2)	30,860	11,500
Tax fees(3)	10,625	10,000
All other fees(4)	2,051	1,601

Total	$881,961	$655,508

(1)	Ernst & Young LLP’s aggregate fees for services related to the audits of the GAAP financial statements, statutory insurance company audits, reviews of Securities and Exchange Commission filings and for quarterly reviews. Audit fees in 2006 also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Ernst & Young LLP’s audit related services included services related to the Ohio Department of Insurance exam, services related to the adoption of Statement of Financial Accounting Standard 123(R) in both 2006 and 2005 and services related to the consent for Form S-3 filing fees in 2006.
(3)	Ernst & Young LLP’s tax fees included charges related to the review of federal and state tax returns.
(4)	All other fees are related to an EYOnline subscription, which we use to conduct financial research.

Representatives of Ernst & Young LLP are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

PRINCIPAL SHAREHOLDERS

The following shareholders are the only persons known by us to beneficially own 5% or more of our outstanding common shares as of March 21, 2007:

Name and Address of Beneficial Owner	Common Shares Held (1)	Percent of Class	Percent of Voting Power (2)
Alan R. Spachman c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286	3,112,000	14.3%	16.2%

Great American Insurance Company 530 Walnut Street Cincinnati, Ohio 45202	10,200,000	47.0%	53.1%

The TCW Group, Inc.(3) 865 South Figueroa Street Los Angeles, California 90017	1,277,514	5.9%	6.7%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of March 21, 2007.
(2)	Does not include shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Number of common shares held as of February 9, 2007, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. The TCW Group, Inc. has shared voting power with respect to 745,715 of these shares and has shared dispositive power with respect to all of these shares.

MANAGEMENT

The table below provides information regarding our directors and executive officers as of March 21, 2007. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director or Executive Officer Since
Alan R. Spachman	59	Chairman of the Board and Chief Executive Officer	1989
David W. Michelson(1)	49	President and Chief Operating Officer	1992
Terry E. Phillips	57	Senior Vice President	1999
Julie A. McGraw	43	Vice President and Chief Financial Officer	2006
Gary N. Monda	50	Vice President and Chief Investment Officer	1999
Paul F. Haffner	38	Vice President, Secretary and General Counsel	2005
Joseph E. (Jeff) Consolino(2)(3)(5)	40	Director	2006
Theodore H. Elliott, Jr.(2)(3)	71	Director	1991
Gary J. Gruber(4)	51	Director	1991
Keith A. Jensen(3)	56	Director	2000
Donald D. Larson(3)(4)(6)	55	Director	1991
Joel Schiavone(2)(4)	70	Director	2001
James C. Kennedy(4)(7)	56	Director	2005

(1)	David W. Michelson was initially employed by us in 1992 through 1998 and rejoined us in 1999.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating/Governance Committee.
(5)	Chair of the Audit Committee.
(6)	Chair of the Compensation Committee.
(7)	Chair of the Nominating/Governance Committee.

For biographical information concerning the directors (including our Chairman and Chief Executive Officer, Mr. Spachman) and nominees for director, please see pages 3-4 of this proxy statement.

David W. Michelson has served as our President and Chief Operating Officer since January 2007. Mr. Michelson has held several positions with us or our subsidiary, National Interstate Insurance Company, including Executive Vice President and Senior Vice President, Commercial Lines during his initial employment from 1992 through 1998 and since rejoining us in 1999. Mr. Michelson has also held various positions in the insurance industry at Reliance Insurance Company, Liberty National Fire and Progressive Corporation.

Terry E. Phillips has served as our Senior Vice President since May 2006. Mr. Phillips has held other executive positions with our subsidiary, National Interstate Insurance Company, including Senior Vice President and Vice President, Claims since 1999. Prior to joining us, Mr. Phillips was senior vice president of claims for Continental National Indemnity from 1989 to 1999. Mr. Phillips previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies.

Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer since 1999. Prior to joining us, Mr. Monda served the insurance industry as vice president, strategic planning for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of fifteen years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP.

Julie A. McGraw has served as our Vice President and Chief Financial Officer since January 2006. Prior to joining us, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Additionally Ms. McGraw held various financial management positions at Moen Inc. and Isolab Inc. and worked for five years at the public accounting firm of Price Waterhouse.

Paul F. Haffner has served as our Vice President, Secretary and General Counsel since June 2005. Prior to joining us, Mr. Haffner served as divisional assistant vice president and senior corporate counsel for Great American Insurance Company from 2000 through June 2005. Mr. Haffner began his legal career as an associate in the corporate and securities department of Thompson Hine LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common shares to file reports with the Securities and Exchange Commission. Such reports include initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based on our review of the copies of such forms we have received, we believe that all of our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal year 2006 with two exceptions. Messrs. Schiavone and Elliott inadvertently filed late Form 4s reporting the purchase and sale of our common shares, respectively.

Securities Ownership

The following table sets forth information, as of March 21, 2007, concerning the beneficial ownership of our equity securities by our current directors, any director who served during 2006, the named executive officers in the Summary Compensation Table and by all of our directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of our equity securities outstanding at March 21, 2007. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

Name of Beneficial Owner	Number of Shares (1)		Percent	Voting Power (2)
Alan R. Spachman	3,112,000		14.3%	16.2%
Julie A. McGraw	8,000		*	*
Gary N. Monda(3)	84,100		*	*
David W. Michelson	124,635	(4)	*	*
Terry E. Phillips	93,000		*	*
Joseph E. (Jeff) Consolino	408		*	*
Theodore H. Elliott, Jr.	165,200		*	*
Gary J. Gruber	1,000		*	*
Keith A. Jensen	500		*	*
James C. Kennedy	1,000		*	*
Donald D. Larson	1,000		*	*
Joel Schiavone	111,175		*	*
K. Brent Somers(5)	—		*	*
Directors and executive officers as a group (14 people)	3,710,018		17.0%	19.2%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of March 21, 2007 (Spachman—32,000; McGraw—8,000; Monda—14,000; Michelson—15,000; Phillips—23,000). Mr. Spachman, Mr. Monda and Mr. Schiavone have 200,000, 65,000 and 50,000 shares, respectively, that are pledged as security.
(2)	Does not include shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Gary N. Monda holds 82,500 shares directly, in which he has sole voting and dispositive power. He additionally holds 700 shares indirectly (by children in household), in which he has shared voting and dispositive power and 900 shares indirectly (by children outside of household), as to which he disclaims any beneficial interest.
(4)	Mr. Michelson’s number of shares includes 22,500 shares of service–based restricted stock, in which he has sole voting power.
(5)	Mr. Somers resigned from the Board of Directors effective May 19, 2006. Mr. Somers’ securities ownership is based on the most recent information available to us.

Equity Compensation Plan Information

The following reflects certain information about our common shares authorized for issuance (at December 31, 2006) under compensation plans:

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Approved by shareholders	665,000	$15.03	393,997
Not approved by shareholders	none	N/A	none

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Committee establishes and implements our compensation policies and programs for our executive officers. Although this Compensation Discussion and Analysis will focus on our policies and programs as they relate to executive officers, it is also intended to give our shareholders a general overview of our compensation strategies.

The Compensation Committee of the Board of Directors consists of four directors, Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Keith A. Jensen, and Donald D. Larson, none of whom is an employee of ours or any of our subsidiaries. Mr. Jensen and Mr. Larson are officers of Great American Insurance Company, our majority shareholder. The Committee’s functions include reviewing and making recommendations to the Board of Directors with respect to our executive compensation policies and programs. For a more complete discussion of the Committee’s responsibilities, see the discussion in the section titled “Committee Descriptions, Reports and Meetings-Compensation Committee” in this proxy statement beginning on page 26. The Committee has the exclusive authority to approve bonuses, award salary adjustments, and grant awards to our executive officers under our Long Term Incentive Plan. Prior to making compensation decisions with respect to our executive officers, the Committee takes into account the recommendations of our chief executive officer. The Committee has not engaged any compensation consultant or other outside advisor to assist the Committee.

Our current “executive officers” are:

Chief Executive Officer and Chairman of the Board	Alan R. Spachman
President and Chief Operating Officer	David W. Michelson
Senior Vice President	Terry E. Phillips
Vice President and Chief Financial Officer	Julie A. McGraw
Vice President and Chief Investment Officer	Gary N. Monda
Vice President, Secretary and General Counsel	Paul F. Haffner

With the exception of Mr. Haffner, these executive officers are our “Named Executive Officers” listed in the Summary Compensation Table on page 18 and for other purposes in this proxy statement.

Our Compensation Philosophy

Our compensation and benefits programs recognize the importance of our executive officers to our overall success. The objectives of our compensation program are simple:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers, and

•	to align the interests of our key managers with those of our shareholders.

We strive to maintain a compensation system that is internally equitable and externally competitive. The Compensation Committee reviews and approves the compensation package of each executive officer, including our chief executive officer. Our chief executive officer makes recommendations to the Compensation Committee regarding the compensation of our other executive officers.

Our compensation program for all officers, including executive officers, has three principal components:

•	annual base salary,

•	annual cash incentive bonuses, and

•	long term incentive (equity) awards.

Our “management by objective” philosophy requires each executive officer, along with all of our other employees, to set specific, measurable objectives at the beginning of each calendar year. Examples of objectives for our Named Executive Officers include the development and implementation of strategic initiatives, the completion of important corporate or departmental projects by targeted dates, process improvements for operating workflow, or specific employment related matters concerning the management of our business units and products and the development of management personnel. In addition, Mr. Michelson and Mr. Phillips have defined objectives relating to growth or profitability targets and expansion opportunities for existing or new products. Mr. Spachman has the defined objective of achieving our corporate annual sales and profitability plan, as well as a specific return on shareholder’s equity.

We primarily determine base salaries by an analysis of relevant market data by our Human Resources department and by working with our chief executive officer and other members of senior management. We primarily design base salaries to recognize an individual employee’s regular commitment to his or her job and the achievement of specific individual objectives.

We use annual cash incentive bonuses to encourage each employee to reach, or to assist us in reaching, specific, measurable individual and/or corporate objectives. Our incentive programs reward all levels of eligible employees for their contributions toward meeting our written premium growth and underwriting profit objectives. We maintain two primary annual incentive plans: (i) our Management Bonus Plan and its predecessor program, historically reserved for our key managers representing approximately 10% of our employee base, and (ii) our Goalshare program in which every other employee (except for certain salespersons) participates. Specific sales positions are eligible for sales bonuses outside of either the Management Bonus Plan or Goalshare program. The important overarching philosophy of all our annual incentive compensation programs is to encourage and recognize every individual’s contributions to our corporate objectives of written premium growth and underwriting profit. We believe these plans give our employees a sense of ownership and interest in our company. To encourage a continuing relationship with us, bonuses under our annual incentive bonus programs are subject to a multi-year payout and the individual must be actively employed on the date of payment to receive the bonus payment.

We reserve awards under our Long Term Incentive Plan for officers. With the exception of awards made in connection with our initial public offering completed in February 2005, we have historically only granted such awards in connection with an officer’s initial hire or promotion. These awards (historically stock options) are designed to align the interests of our officers with the interests of our shareholders. Our stock option awards only have value if the share price of our stock increases over the price at the date of the officer’s hire or promotion (which is the grant date). Similar to our annual cash incentive bonus programs, our long term incentive awards have the additional benefit of encouraging an employee to continue his or her employment relationship with us as these awards typically vest over a multi-year period.

The discussion below further describes the main elements of compensation paid to our executive officers.

Specific Elements of Our Compensation Program

Annual Base Salaries. We establish base salaries using competitive market data. Although we do not have a defined peer group, we do consult available information from insurance and other companies of similar size and structure in analyzing base salaries and total compensation for our executive officers. We strive to pay competitive base salaries to our executive officers, but we do not seek to be above market in this component as we believe our annual bonus and long term incentive compensation programs more appropriately align our executives’ overall compensation with achievement of corporate objectives and individual goals.

We review the salaries of all executive officers on an annual basis, and more frequently in the event of promotions or other changes in responsibilities. Annual merit increases are typically effective retroactive to January 1 of each year after approval by the Compensation Committee in early February. After the year concludes, the chief executive officer evaluates each executive’s success relative to the pre-defined objectives. The Compensation Committee then evaluates all officers’, including our chief executive officer’s, performance as part of the annual salary and bonus review process. At the Committee’s February meeting, the chief executive officer makes base salary and bonus recommendations to the Committee (for all executive officers other than himself) based on competitive market data, our underwriting results for the preceding accident year, and each executive’s performance relative to his or her individual objectives. After receiving the recommendations of the chief executive officer with respect to the other executive officers and key managers, the Committee deliberates, makes any necessary adjustments, and approves final base salary and annual management bonus figures for all executive officers (including the chief executive officer) and other key managers.

Annual Management Bonuses. We have had an annual management bonus program since 1990 that is designed to provide an equitable sharing of underwriting profits between managers and shareholders. In November 2006, our Board of Directors formally adopted our Management Bonus Plan. The Committee determines participation in the Management Bonus Plan upon recommendation of the chief executive officer. An officer’s inclusion in the program one year does not guarantee his or her future participation. For the 2005 accident year bonus pool (with the first payments in 2006) and historically, the Committee has included all executive officers in the program. We included a copy of the Management Bonus Plan as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire document for additional detail.

The Committee is responsible for the administration of the Management Bonus Plan, which makes a substantial portion of each executive officer’s total compensation dependent on our underwriting profit as well as on pre-established performance objectives specific to each executive officer. Management bonuses are designed to properly encourage our executive officers to manage our insurance business to achieve an underwriting profit and to meet their pre-established individual performance objectives. The Committee, upon recommendation of the chief executive, determines the size of the overall annual bonus pool and the target incentive award for each participant (expressed as a percentage of base salary) at its February meeting at the beginning of each year. Target incentive awards for our Named Executive Officers range from 50% to 100% of their base salary. For each Named Executive Officer’s specific target bonus percentage, see “Compensation Discussion & Analysis—Specific Compensation of Named Executive Officers in 2006—Annual Management Bonuses” on page 15 of this proxy statement.

The threshold consideration for any bonus is whether we make an underwriting profit. If we do not make an underwriting profit for an accident year, then we do not pay any management bonuses for that accident year. Although some insurance companies consider investment results when determining actual corporate profitability, it is our policy to reward managers through our annual bonus plan only when at least some underwriting profit is achieved. This is consistent with our corporate objective of underwriting discipline. Assuming a corporate underwriting profit is achieved, then, as with the annual base salary review, the Committee proceeds to evaluate each executive officer on his or her success in achieving individual performance objectives during the prior year.

Under the Management Bonus Plan, the annual bonus pool is calculated based on underwriting performance, using a predetermined formula applied to the underwriting profit that contains limits based on earned premium and combined ratio. We make payments for a combined ratio (the measure of underwriting profit) below 100 based on a sliding scale that maximizes payments at a combined ratio of 90. A combined ratio above 100 indicates that an insurance carrier is paying out more in claims and expenses than it is taking in premiums. We only reward our managers when our insurance operations effectively control claim costs and expenses associated with our business. Maximizing payments at a combined ratio of 90 is proper because anything less would, we believe, improperly encourage our managers to forsake reasonable growth for profit, or make decisions on expenses that may be contrary to the interests of our policyholders, our company and its shareholders. We currently make payments only on the first $100 million dollars of earned premium, with a difference in weighting between the first $30 million of earned premium and the next $70 million of earned premium. For the 2005 accident year bonus pool (with the first payment made in March 2006), the Committee approved an aggregate of $2,290,000.

The 2005 accident year bonus pool was principally shared among twenty-five managers including the chief executive officer and the other Named Executive Officers. With respect to executive officers and all other participants in the Management Bonus Plan, the chief executive officer recommends to the Committee the allocation of the annual accident year bonus pool to each participant, considering the individual’s targeted bonus, contributions relative to his or her individual performance objectives, and the performance of other participants relative to their individual objectives. As explained above in the discussion of annual base salaries, each of our executive officers has specific, measurable objectives set at the beginning of each calendar year. In January of the following year, each executive officer is evaluated on his or her performance relative to objectives. The chief executive officer may recommend an amount that is less than, equal to or in excess of the individual’s bonus target based on the individual’s performance. After taking into account the chief executive officer’s recommendations, the Committee deliberates on the proposed allocations, determines the chief executive officer’s allocation of the annual accident year bonus pool, and approves the final allocation to all participants. The Committee has the ability, and has exercised its discretion, to adjust an executive officer’s bonus based on the Committee’s own or the chief executive officer’s recommendation. In 2006, the Committee exercised that discretion by awarding Mr. Spachman an additional $52,595 over the initially recommended bonus due to our strong operating performance.

To be entitled to receive a bonus award, a participant must be employed by us when the bonus is paid. Historically, we paid the bonus amount for a particular accident year over a five-year period (50%, 35%, 5%, 5% and 5%). Commencing with the 2006 accident year bonus pool, with the first payments due in 2007, we will pay bonus amounts over a three-year period (50%, 35%, 15%) with the possibility for additional payments in years four and five if accident year results develop favorably. We shortened the length of the payout period under our Management Bonus Plan (as well as our Goalshare incentive bonus plan for all other employees) as a result of a continued review of compensation practices as well as feedback on our 2006 Employee Survey. This multi-year payout structure allows accident year results to sufficiently mature, thereby helping to ensure we do not prematurely pay an executive for accident year results that develop unfavorably. This feature serves to automatically adjust an award to an executive if our key performance measure, underwriting profit, develops positively or negatively in future years. Each year, we examine the prior accident years in the Management Bonus Plan to determine the impact, if any, on the current year payouts. Other than this feature in our bonus plan, we do not have any process for recovering all or a portion of any award upon a restatement or other adjustment of performance measures.

Long Term Incentive Plan Awards. With the exception of awards made in connection with our initial public offering completed in February 2005, the Compensation Committee has historically approved long term incentive plan awards to officers only in connection with their initial employment or promotion. The exercise price of our stock option awards granted since our initial public offering has been the closing market price on the date of grant, which is the date of the applicable officer’s hire or promotion. These options only have value if the market price of our common stock increases after the date of the officer’s hire or promotion. The amount of each award is based upon the level of the officer. We do not currently have an annual or other regular grant process. We believe that we should recognize an individual with a meaningful award at the time of initial employment or promotion as an officer, rather than maintaining an annual grant process that has significant expense associated with it. We have not intentionally coordinated the grant of awards under our Long Term Incentive Plan with the release of material non-public information.

Incentive awards represent an important part of our performance-based compensation system. The Compensation Committee believes that our shareholders’ interests are served by aligning our executives’ interests with those of our shareholders through the award of incentive compensation like stock options. The Committee has several award alternatives under our Long Term Incentive Plan, including stock options, stock appreciation rights, performance units and shares, restricted shares, deferred shares, and other similar awards.

Through December 31, 2006, the Committee had only granted stock options to officers, at an exercise price equal to the closing market price of our common shares on the date of grant. Options vest, with some exceptions, over a five-year period at a rate of 20% per year.

Stock Ownership Guidelines. After consultation with the Committee, we adopted stock ownership guidelines for our executive officers in 2006 as an important expectation to set in connection with our incentive award programs. We believe these guidelines more closely align our officers’ financial interests with those of our shareholders. Officers are expected to own shares with a market value at least equal to: (a) in the case of the Chief Executive Officer, President or any Executive Vice President—5 times base salary; (b) in the case of any Vice President—3 times base salary; and (c) in the case of any Assistant Vice President—1 times base salary. These amounts may be accumulated over the initial stock vesting period in the case of newly hired or promoted officers (typically five years). Vested awards under our Long Term Incentive Plan do not count towards compliance with these guidelines. Actual shares must be owned. Market value was assumed to be $20 per share for 2006, $24 per share for 2007, and will be adjusted annually (or more frequently in the event of extraordinary changes).

Retirement Plan Contribution. In addition to the other forms of compensation described above, we also have the ability to make a discretionary retirement contribution to every employee’s, including our Named Executive Officers’, 401(k) plan account. In March 2006, each Named Executive Officer (other than Ms. McGraw who joined us in January 2006) received an amount equal to $7,875 as a company contribution to their 401(k) account. Our retirement contribution was 3.75% of 2005 gross wages (subject to certain adjustments) for all U.S. based employees. This contribution is subject to an annual compensation limit specified by the IRS which applied to each of our Named Executive Officers. Commencing with payments for 2006 service made in March 2007, we are required, pursuant to an agreement with the Economic Development Commission of the U.S. Virgin Islands, to make a minimum payment equal to 5% of gross wages (subject to certain adjustments) for all employees of our U.S. Virgin Islands subsidiary, Hudson Management Group, Ltd. Payments made to U.S. based employees will continue to be discretionary, but if a contribution is made, all U.S. based employees will continue to receive an equal percentage of gross wages, (subject to certain adjustments and applicable IRS regulations).

Perquisites. We believe our executive officers are most effectively motivated by the more concrete forms of compensation noted above. We do, however, make limited use of certain perquisites to attract and retain our key executives and to support their ability to further our business objectives. All our executive officers are eligible for our company car program. As part of our program, we pay reasonable monthly auto payments, as well as gas and maintenance on the vehicles, and all vehicles are covered by our corporate automobile insurance policy. In addition, all executive officers receive supplemental long term disability insurance, and, as a supplemental health benefit, are eligible to receive additional short term disability payments if their Paid Time Off is exhausted while awaiting eligibility for long term disability. All officers also receive an additional five days of Paid Time Off annually (subject to the annual maximum of 26 days of Paid Time Off applicable to all employees). Finally, although there is no associated incremental cost, our executive officers also have occasional access to our corporate season tickets for sporting events. Our ticket allocation policy is generally seniority based, with a valid business purpose superseding any personal use by any employee, including by executive officers. Amounts required to be reported for all perquisites are set forth in the Summary Compensation Table on page 18. We have no other standard officer perquisites.

Mr. Spachman and Mr. Michelson each have certain additional specific benefits under their respective employment agreements that are discussed in more detail below or in the section titled “Potential Payments Upon Termination or Change in Control” on page 21.

Tax and Accounting Considerations

Cash compensation, such as base salary and annual management bonuses, is taxable as ordinary income when earned. Deferrals under tax-qualified plans, such as our 401(k) plan, do not affect our current tax deduction. The Compensation Committee has the opportunity to review with our senior management potential tax implications before making decisions regarding compensation. When reviewing preliminary recommendations, and in connection with approving the terms of a long term incentive award, the Committee may also consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations.

Specific Compensation of Named Executive Officers in 2006

Annual Base Salaries. The Compensation Committee approved annual base salaries for the Named Executive Officers that it considered appropriate for each officer’s position and responsibilities. Prior to its February 8, 2006 meeting, the Committee reviewed the recommendations of the chief executive officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee deliberated and then formally approved the 2006 salaries for the Named Executive Officers, other than Mr. Spachman, noting that the 2006 salary increases ranged from 2.3% to 5.3% over their ending 2005 base salary. Ms. McGraw joined us on January 9, 2006, so her first base salary adjustment occurred in 2007. With respect to Mr. Spachman, the Committee deliberated and then formally approved his 2006 salary noting that such salary represented a 3.1% increase over the salary that had been in effect for 2005.

In December 2006, the Committee approved an additional salary increase for Mr. Michelson in recognition of his promotion to President effective January 1, 2007.

Annual Management Bonuses. The Compensation Committee, working with the chief executive officer, administered the annual bonus program for 2006 for all executive officers. The bonuses paid in 2006 were based on accident year results for 2001 through 2005. Our Named Executive Officers had the following bonus targets (expressed as a percentage of their base salary) for the 2005 accident year: Mr. Spachman—100%; Mr. Michelson—70%; Mr. Phillips—50%; and Mr. Monda—50%. Ms. McGraw joined us in January 2006 and accordingly did not have a bonus target for the 2005 accident year. Her bonus target for the 2006 accident year is 50% of base salary.

We achieved the maximum bonus pool of $2,290,000 for the 2005 accident year using the formula described above. For the 2005 accident year bonus pool, the Committee reviewed the recommendations of the chief executive officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee deliberated and then formally approved percentage allocations of the 2005 accident year bonus pool for the Named Executive Officers as follows: Mr. Spachman—15%; Mr. Michelson—11.5%; Mr. Phillips—9%; and Mr. Monda—5%. Amounts for the 2005 accident year bonus pool are paid over a five-year period, with 50% of the amount paid in March, 2006—see “Compensation Discussion & Analysis—Specific Elements of Our Compensation Program—Annual Management Bonuses on page 12 of this proxy statement. Ms. McGraw joined us in January 2006 and received a discretionary bonus of $22,900 in March, 2006 from the 2005 accident year bonus pool.

Long Term Incentive Plan Awards. Effective on January 9, 2006 (her first day of employment), the Committee granted 22,925 incentive stock options and 17,075 nonqualified stock options to Ms. McGraw, our Vice President, Treasurer and Chief Financial Officer. This allocation between incentive and non-qualified stock options was designed to maximize the grant to Ms. McGraw of incentive stock options. Incentive stock options are limited to $100,000 in market value in any given year, calculated using the fair market value on the date of grant. Non-qualified stock options are used to cover granted amounts exceeding the $100,000 maximum annual figure. No other stock options were granted to a Named Executive Officer in 2006.

In December, 2006, the Committee approved a restricted share grant for Mr. Michelson in connection with his promotion to President. The grant was not effective until March 12, 2007 after Mr. Michelson signed his Employment and Non-Competition Agreement, and the Committee had formally approved the agreement and the associated grant of shares. At that time, Mr. Michelson received a stock bonus award of 5,104 shares in immediate, fully vested shares together with a cash award of $61,009, as well as a restricted share award of 22,500 shares vesting in three equal installments of 7,500 shares on each January 1 in 2008, 2009 and 2010.

Perquisites. With respect to Mr. Spachman, in addition to the standard officer perquisites described above, we also pay the periodic dues and fees associated with a membership to one country club, and pay the full cost of family medical and dental insurance as compared to the 90% coverage we provide to other employees. Mr. Spachman uses his country club membership for hosting business events and customers. We do not pay for any personal expenses incurred by Mr. Spachman that are unrelated to our business. Amounts related to these additional perquisites are set forth in the Summary Compensation Table on page 18.

Change of Control Payments

Long Term Incentive Plan. Our Long Term Incentive Plan provides for accelerated benefits to participants in the event of a change of control. Such acceleration is within the Committee’s sole discretion. With respect to all awards granted under the plan since our initial public offering, the Committee has exercised this discretion by including a provision in each award agreement requiring the acceleration of awards in the event of a change in control in the company. Generally, a change in control will be deemed to have occurred if (i) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (ii) there is a change in the majority of our Board of Directors, (iii) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities, or (iv) our shareholders approve a complete liquidation or dissolution. We chose these change in control triggers based on an evaluation of market practices at the time we implemented our Long Term Incentive Plan, tempered by the fact that more than 50% of our common shares are held by one shareholder.

Management Bonus Plan. In order to provide additional protection to our Named Executive Officers (and other participants), our Management Bonus Plan provides for the accelerated payment of awards in the event of certain termination of employment scenarios triggered by a Change in Control, as defined under our Long Term Incentive Plan described above. For a further description of the potential payments due upon a change in control under the Management Bonus Plan, see the section of this proxy statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 21.

Employment Agreements with Mr. Spachman and Mr. Michelson. On March 12, 2007, we entered into employment agreements with Mr. Spachman and Mr. Michelson as part of our ongoing succession planning process. Our agreement with Mr. Spachman is designed to promote the orderly transition of his duties as chief executive officer and retain Mr. Spachman’s services as a senior advisor to us for up to two years after the appointment of his successor. We based the “Change of Control” definition used in Mr. Spachman’s employment agreement on the definition included in our Long Term Incentive Plan described above. For a description of the terms of those employment agreements, see the section of this proxy statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 21.

Employee Retention Agreement with Mr. Michelson – Although no benefits are accelerated upon a change in control, any successor entity must assume our obligations to Mr. Michelson under the Employee Retention Agreement. For a description of the terms of this agreement, see the section of this proxy statement titled “Potential Payments Upon Termination or Change in Control – Employee Retention Agreement with Mr. Michelson” beginning on page 22.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Donald D. Larson, Chairman

Joseph E. (Jeff) Consolino

Theodore H. Elliott, Jr.

Keith A. Jensen

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the annual and long-term compensation earned by our principal executive officer, all individuals serving as our principal financial officer during 2006, and the next three highest paid executive officers for the year ended December 31, 2006, which includes Mr. Monda who served as our principal financial officer until January 9, 2006. Throughout the proxy statement, we refer to these officers together as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Alan R. Spachman, Chairman of the Board and Chief Executive Officer	2006	$330,000	—	$106,774	$400,000	$49,669	$886,443

Julie A. McGraw, Vice President and Chief Financial Officer (1)	2006	$166,186	$22,900	$67,001	—	$7,704	$263,791

Gary N. Monda, Vice President and Chief Investment Officer; Former Chief Financial Officer (2)	2006	$161,000	—	$46,713	$117,710	$18,686	$344,109

David W. Michelson, President and Chief Operating Officer	2006	$259,980	—	$128,774	$225,164	$20,808	$634,726

Terry E. Phillips, Senior Vice President	2006	$200,000	—	$114,346	$185,712	$18,187	$518,245

(1)	Ms. McGraw was elected Vice President and Chief Financial Officer effective January 9, 2006.
(2)	Mr. Monda served as Vice President and Chief Financial Officer until January 9, 2006; effective January 9, 2006, Mr. Monda became our Vice President and Chief Investment Officer.
(3)	Amount in this column represents a one-time guaranteed bonus payment to Ms. McGraw paid upon her initial hire as our Chief Financial Officer.
(4)	Represents the dollar amount recognized in 2006 for financial reporting purposes with respect to both incentive and nonqualified stock options in accordance with SFAS 123 (R), excluding estimates for forfeitures. For a discussion of the assumptions used in the valuation, see Note 9 to the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(5)	This column reflects the amounts earned by the named executive officers under the Management Bonus Plan that is discussed further in the “Compensation Discussion and Analysis—Specific Elements of our Compensation—Annual Management Bonuses” section beginning on page 12 of this proxy statement.
(6)	The amounts in the All Other Compensation column are comprised of the following compensation items:

	Perquisites and Other Personal Benefits ($)	Company Contributions to Retirement Plan ($)	Total ($)
Alan R. Spachman	$41,794	$7,875	$49,669
Julie A. McGraw	$7,704	$—	$7,704
Gary N. Monda	$10,811	$7,875	$18,686
David W. Michelson	$12,933	$7,875	$20,808
Terry E. Phillips	$10,312	$7,875	$18,187

Non-Equity Incentive Plan Compensation

Our bonuses are tied to underwriting performance measured on an accident-year basis and are adjusted annually. Bonuses are payable over a five year period for accident years prior to 2006 and over a three year period for 2006 accident year bonuses. The executive must be employed when the bonus is paid in order to be entitled to receive such bonus award. For additional discussion of our compensation policies, compensation philosophy, 2006 compensation decisions and non-equity incentive plans, see our “Compensation Discussion and Analysis” beginning on page 10 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Options/SARs Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option/SAR Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($) (1)	Target ($)	Maximum ($)
Alan R. Spachman	(6)	$0	$330,000	(2)	—	—	—
Julie A. McGraw	(6)	$0	$83,093	(2)	—	—	—
	01/09/06	—	—	—	40,000	$21.81	$341,200
Gary N. Monda	(6)	$0	$80,500	(2)	—	—	—
David W. Michelson	(6)	$0	$181,986	(2)	—	—	—
Terry E. Phillips	(6)	$0	$100,000	(2)	—	—	—

(1)	Our Management Bonus Plan, as discussed in further detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Plan—Annual Management Bonuses” section in this proxy statement, does not guarantee a bonus; therefore the threshold is zero.
(2)	The Management Bonus Plan does not set a maximum amount that could be paid to a named executive officer. In the 2006 plan, there was $2.3 million available for potential bonus payments to all plan participants. Accordingly, the maximum that any one person could be paid would theoretically be $2.3 million, although this would mean that no other participants in the Management Bonus Plan would receive a bonus payment.
(3)	Ms. McGraw’s options vest 20% per year each January 1st beginning in 2007.
(4)	The exercise price of the January 9, 2006 stock option grant is equal to the closing price of our common stock on the date of grant.
(5)	The January 9, 2006 grant date fair value of Ms. McGraw’s stock options is based on the Black-Scholes option valuation model, applying the following assumptions; an expected volatility of 29.7%, expected life of 6.5 years, a dividend yield of 0.10% and a risk free interest rate of 4.339%.
(6)	There is no grant date for the non-equity incentive plan awards made under our cash-based Management Bonus Plan.

Non-Equity Incentive Plan Awards

Each year, our named executive officers are given a target bonus percentage of their base salaries. For 2006, target percentages were as follows: Mr. Spachman—100%, Mr. Michelson—70%, Ms. McGraw—50%, Mr Monda—50% and Mr. Phillips—50%. Actual estimated future payouts under non-equity incentive plan awards represents the employee’s portion of the Management Bonus Plan for 2006 accident year results and differ from these target percentages. Actual bonus percentages for the 2006 accident year were determined by the Compensation Committee, who reviewed the recommendations of the chief executive officer, which were based off of both corporate objectives and specific individual performance objectives. The actual estimated total payouts for 2006 results are as follows: Mr. Spachman—$297,701, Ms. McGraw—$125,950, Mr. Monda— $91,600, Mr. Michelson—$251,901 and Mr. Phillips—$154,576. This bonus, subject to adjustment due to the development of 2006 accident year results, will be paid in the following installments; 50% in 2007, 35% in 2008 and 15% in 2009, contingent upon the employee’s continued employment with us. The terms of our Management Bonus Plan are discussed in detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program—Annual Management Bonuses” section on page 12 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option /SAR Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option Exercise Price ($)	Option Expiration Date
Alan R. Spachman	16,000	64,000	—	$13.50	2/2/2015
Julie A. McGraw	—	40,000	—	$21.81	1/9/2016
Gary N. Monda	7,000	28,000	—	$13.50	2/2/2015
David W. Michelson	—	40,000	—	$13.50	2/2/2015
	—	40,000	—	$19.79	8/15/2015
Terry E. Phillips	9,000	36,000	—	$13.50	2/2/2015
	—	35,000	—	$19.79	8/15/2015

(1)	This column includes stock options that were fully exercisable at December 31, 2006
(2)	These stock options vest according to the following schedule:

	January 1,					Total Options
	2007	2008	2009	2010	2011
Alan R. Spachman	16,000	16,000	16,000	16,000	—	64,000
Julie A. McGraw	8,000	8,000	8,000	8,000	8,000	40,000
Gary N. Monda	7,000	7,000	7,000	7,000	—	28,000
David W. Michelson	15,000	15,000	15,000	15,000	20,000	80,000
Terry E. Phillips	14,000	14,000	14,000	14,000	15,000	71,000

OPTION EXERCISES AND STOCK VESTED

	Option /SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan R. Spachman	—	—	—	—
Julie A. McGraw	—	—	—	—
Gary N. Monda	16,000	$284,640	—	—
David W. Michelson	10,000	$142,800	—	—
Terry E. Phillips	—	—	—	—

(1)	Represents the difference between the market price of the underlying common shares at exercise and the exercise or base price of the stock options exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our named executive officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We have an Employee Retention Agreement with our President and Chief Operating Officer, Mr. Michelson. In addition, in March 2007, we entered into an Employment and Non-Competition Agreement with each of Mr. Spachman, our Chairman and Chief Executive Officer, and Mr. Michelson. Further, our Long Term Incentive Plan and Management Bonus Plan each provide for the acceleration of awards and vesting upon a change in control or a termination following a change in control. These plans do not discriminate as to scope or terms in favor of our named executive officers. All terms are generally applicable to all participants in such plans.

The following narrative discussion summarizes the various agreements or arrangements that could provide benefits to one of our named executive officers upon a termination or change in control.

Employment Agreement with Mr. Spachman

On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Spachman pursuant to which he agreed to serve initially as our Chief Executive Officer, devoting a substantial portion of his efforts to an orderly transition of his duties to his eventual successor as Chief Executive Officer, and, after we appoint his successor, as a senior advisor to us. We have agreed to employ Mr. Spachman in these capacities through the second anniversary of the date on which we appoint his successor, or, if earlier, through December 31, 2009. We included a copy of Mr. Spachman’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire document for additional detail.

While serving as our Chief Executive Officer, Mr. Spachman will focus on strategic opportunities, his public company responsibilities and the implementation of succession planning for our next Chief Executive Officer. While serving as a senior advisor under his employment agreement for up to two years after the appointment of his successor, Mr. Spachman will perform such duties and have such responsibilities as he and our Board of Directors may mutually agree, and he will be entitled to engage in other activities, including part-time employment by another employer.

The agreement also subjects Mr. Spachman to non-competition and non-solicitation covenants. If Mr. Spachman does become involved in the property and casualty insurance business, he must give us 60 days prior notice and give us a reasonable opportunity to consider possible relationships with the new business venture. We will enter into any such relationship only after arms-length negotiations between us and Mr. Spachman and only with the approval of a special committee of our Board of Directors and ultimately, the Audit Committee of our Board of Directors.

Under the agreement, we will pay to Mr. Spachman base salary of $330,000 per year, a guaranteed bonus equal to 100% of his base salary and an amount in payment for all accrued but unused vacation time through December 31, 2006. We will also provide certain perquisites to Mr. Spachman during the term of the agreement (car allowance, standard office perquisites, and country club dues) and continue Mr. Spachman’s participation in our Long Term Incentive Plan and certain benefit plans in effect from time to time during the term of his employment. Mr. Spachman will not be eligible to participate in our Management Bonus Plan for accident year 2007 or any later year. For purposes of determining Mr. Spachman’s right to receive bonuses under our Management Bonus Plan for accident years before 2007, we will, unless we terminate his employment for cause, consider Mr. Spachman to be actively employed through the scheduled date of payment of such bonuses.

We will pay the compensation and benefits described above throughout the full scheduled term of the agreement if we terminate Mr. Spachman’s employment without cause or if he terminates his employment for good reason (as defined in the agreement). If Mr. Spachman dies or becomes disabled during the term of the agreement, any payments remaining under the agreement will be made to him or his estate. Under any of these scenarios, all of Mr. Spachman’s unvested stock options will become fully vested and exercisable as of the date of termination.

Employment Agreement with Mr. Michelson

On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson pursuant to which he agreed to serve as our President and Chief Operating Officer. We included a copy of Mr. Michelson’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire document for additional detail.

The initial term of Mr. Michelson’s employment agreement is from January 1, 2007 through January 2, 2009, after which the term will continue unless and until one party gives the other 90 days advance written notice of termination. The agreement provides for a base salary of $300,000 per year at the outset, to be raised to $375,000 per year on January 1, 2008 or, if earlier, the date on which Mr. Michelson becomes our Chief Executive Officer. Mr. Michelson is eligible to receive a bonus equal to 100% of his base salary in accordance with the terms of our Management Bonus Plan. The agreement provides for certain perquisites during its term (car allowance and standard office perquisites), paid time off, and participation by Mr. Michelson in our Long Term Incentive Plan and benefit plans in effect from time to time. The agreement also subjects Mr. Michelson to non-competition and non-solicitation covenants.

If Mr. Michelson’s employment is terminated by us without cause, upon Mr. Michelson’s death or disability, or by Mr. Michelson for good reason (as defined in the agreement), we will pay and provide to Mr. Michelson (1) his base salary at the rate in effect immediately before the termination through the last to occur of January 2, 2009 or the first anniversary of his termination date, (2) prior year bonuses as if he was actively employed through the scheduled date of payment, (3) a pro rata portion of any bonus he would have received under the Management Bonus Plan had his employment continued through the year of termination, (4) continued participation in our benefit plans through January 2, 2009 and (5) full vesting of any unvested stock options.

Employee Retention Agreement with Mr. Michelson

We currently have an Employee Retention Agreement with Mr. Michelson. Under the terms of this agreement, if Mr. Michelson remains employed by us until June 1, 2012 (subject to extension for any period of time Mr. Michelson is unable to perform his duties due to temporary disability), then he shall receive the sum of $1,000,000 or, at his election, the sum of $150,000 annually over the next ten years following such date. If Mr. Michelson voluntarily resigns (other than for total disability) or is terminated for due cause prior to the specified retirement date, then all benefits under the agreement are forfeited. If Mr. Michelson resigns due to total disability prior to the specified retirement date, he or his beneficiary shall be entitled to receive the full amount of his benefit commencing on January 1, 2023. If Mr. Michelson is discharged for other than due cause prior to the specified retirement date, his rights to obtain the $1,000,000 are subject to a vesting schedule, with full vesting occurring on January 1, 2013. As of January 1, 2007, Mr. Michelson is 30% vested in this benefit. In the event of such a termination without due cause, Mr. Michelson would be entitled to receive, on the specified retirement date, the amount vested as of the date of his termination. However, if Mr. Michelson dies under this scenario prior to the specified retirement date, then his benefits and our obligations under the agreement cease immediately.

Our subsidiary, National Interstate Insurance Agency, Inc. (also a party to the Employee Retention Agreement with Mr. Michelson), has purchased a variable whole life insurance policy that would support our funding obligations under this agreement in the event of Mr. Michelson’s death. Mr. Michelson is the insured under the policy; National Interstate Insurance Agency, Inc. is the owner and beneficiary.

Long Term Incentive Plan

Our Long Term Incentive Plan may provide for the acceleration of vesting of awards upon a change in control. The change in control triggers are described in the “Change of Control Payments” section of the “Compensation Discussion & Analysis.” Although such acceleration is not automatic, since our initial public offering, the Compensation Committee has exercised its discretion to include this acceleration mechanism in each award agreement with all participants, including our Named Executive Officers.

Management Bonus Plan

In the event of a change in control and if prior to the first anniversary of the change in control we terminate a participant’s employment other than for cause (as defined in the Management Bonus Plan) or a participant terminates his or her employment for good reason (as defined in the Management Bonus Plan), then we will pay to such participant a lump sum cash distribution of his or her unpaid bonus awards within 10 days following the date of his or her termination of employment. This amount is prorated if the change in control and termination occur during a performance period (and after the applicable awards have been established for such period).

The following table summarizes the amounts payable to a named executive officer upon termination, assuming such termination occurred on December 31, 2006, under specified circumstances or upon a change in control under our Long Term Incentive Plan, our Management Bonus Plan and Mr. Michelson’s Employee Retention Agreement.

Event(1)	Alan R. Spachman	Julie A. McGraw	Gary N. Monda	David W. Michelson		Terry E. Phillips
Long Term Incentive Plan(2) Change in Control—acceleration of stock options	$320,614	$274,199	$140,268	$448,717		$397,637
Management Bonus Plan Termination for Cause or by Named Executive Officer for Good Reason within one year following a Change in Control	$612,077	$125,951	$196,622	$462,244		$329,251
Employee Retention Agreement Termination other than for Due Cause	N/A	N/A	N/A	$200,000	(3)	N/A

(1)	This table does not include Mr. Spachman’s nor Mr. Michelson’s employment agreements as these agreements were not in place at December 31, 2006.
(2)	Amounts reported represent the total dollar amount that would be recognized upon the acceleration of stock options for financial reporting purposes in accordance with SFAS 123 (R).
(3)	Represents amount that would be due to Mr. Michelson, subject to the terms of his agreement, upon termination at December 31, 2006. Under his employee retention agreement, Mr. Michelson vested in $300,000 of his retention benefit as of January 1, 2007. We therefore had $300,000 accrued at December 31, 2006 for Mr. Michelson for financial reporting purposes.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Total ($)
Joseph E. (Jeff) Consolino(1)	$30,125	(2)	$30,125
Theodore H. Elliott, Jr.	$33,000		$33,000
Gary J. Gruber(4)	—		—
Keith A. Jensen(4)	—		—
James C. Kennedy(4)	—		—
Donald D. Larson(4)	—		—
Joel Schiavone	$34,500		$34,500
K. Brent Somers(3)	$17,750		$17,750

(1)	Mr. Consolino was elected as a Director on May 19, 2006.
(2)	Mr. Consolino’s fourth quarter $5,000 board retainer fee was paid with 203 common shares at a price of $24.60 a share, with the remainder of the fee paid in cash.
(3)	Mr. Somers was a Director from January 1, 2006 until his resignation effective May 19, 2006.
(4)	These Directors receive no compensation for their participation on our Board of Directors because they are either employed by our majority shareholder, Great American Insurance Company, or American Financial Group, Inc. Great American Insurance Company is a wholly-owned subsidiary of American Financial Group, Inc.

Each independent director receives an annual retainer of $20,000. The chairperson of the Audit Committee receives an additional $7,500 annual retainer. If an independent director, the chairperson of the Compensation Committee would receive an additional $5,000 annual retainer and the chairperson of the Nominating/Governance Committee would receive an additional $2,500 annual retainer. Independent directors receive $1,500 for each Board and committee meeting attended in person and $1,000 for each Board and committee meeting attended via telephone. The independent directors do not receive multiple fees if a committee meeting is held on the same day or within one day of a Board meeting. Independent directors are reimbursed for reasonable travel expenses incurred in connection with their services as directors. Any director who is also our employee, or an employee of American Financial Group, Inc. or Great American Insurance Company, does not receive any compensation for serving as a director or committee member.

Our independent directors are eligible to receive awards, such as stock options and restricted shares under our Long Term Incentive Plan for their services as directors. Such grants will be determined by our Board of Directors upon recommendation from the Compensation Committee. In 2006, the Committee did not issue any awards under the Long Term Incentive Plan to any director. Commencing with the regular quarterly payments made to directors in October 2006, we began paying Mr. Consolino his quarterly board retainer of $5,000 in fully vested common shares in lieu of cash pursuant to his written request, which was approved by the full Board of Directors in August, 2006. This option is available to all our independent directors. Shares are valued as of the close of the last trading day of each calendar quarter. Any fractional share amounts are paid in cash.

COMMITTEE DESCRIPTIONS, REPORTS AND MEETINGS

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. Below are general descriptions of the primary responsibilities of these three board committees. To review the full text of the Charter for each committee, including recently adopted revisions to our Audit Committee charter, investors should access the Corporate Governance page on our corporate Investor Relations website at http://invest.natl.com. We will provide a copy of any Committee Charter to any investor free of charge upon written request.

Audit Committee

The Audit Committee performs the following functions, among others:

•	recommends the appointment of our independent registered public accounting firm;

•	reviews the results and scope of the independent registered public accounting firm’s audit and the services provided by the independent registered public accounting firm;

•	reviews compliance with legal and regulatory requirements;

•	evaluates our audit and internal control functions; and

•	ensures the integrity of our financial statements.

The Audit Committee consists of three independent Directors, Mr. Elliott, Mr. Schiavone, and Mr. Consolino, who serves as the chairperson of the Audit Committee. The Committee met six times in 2006. The Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with Nasdaq Global Market’s listing standards and Securities and Exchange Commission regulations. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. The Board of Directors has determined that Mr. Consolino is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

Audit Committee Report

The Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent registered public accounting firm that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.

Based on the Committee’s discussions with management and the independent registered public accounting firm, and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Joseph E. (Jeff) Consolino, Chairman
Theodore H. Elliott, Jr.
Joel Schiavone

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to us by our independent registered public accounting firm. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Nominating/Governance Committee

The Nominating/Governance Committee performs the following functions, among others:

•	develops criteria for Director selection;

•	recommends to the full Board of Directors the Director-nominees to stand for election at Annual Meetings of Shareholders; and

•	recommends to the Board of Directors our corporate governance principles.

The Nominating/Governance Committee is comprised of the following four Directors: Mr. Gruber, Mr. Kennedy, Mr. Larson and Mr. Schiavone. Mr. Schiavone is the only member of this Committee that is independent. We are not required to have a majority of independent directors on our Nominating/Governance Committee as would otherwise be required by the rules of the Nasdaq Global Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the shareholder voting power is held by an individual, a group or another company. Mr. Kennedy serves as chairperson of the Nominating/Governance Committee. The Committee met two times independent of the full Board in 2006.

Our Nominating/Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director-nominees for the next Annual Meeting of Shareholders. The charter of the Nominating/Governance Committee is available at our website, www.nationalinterstate.com. Nominees for directorship will be recommended by the Nominating/Governance Committee to the Board in accordance with the principles in its charter. When considering an individual candidate’s suitability for the Board, the Nominating/Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. The Committee evaluates each candidate utilizing the same criteria, whether such candidate was nominated by the Board or a shareholder.

The Nominating/Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this Proxy Statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. We did not paid any fee to a third party to assist it in identifying or evaluating nominees.

Compensation Committee

The Compensation Committee performs the following functions, among others:

•	discharges the Board of Directors’ responsibilities relating to establishing and/or approving compensation of the Company’s Directors and executive officers;

•	administers our equity compensation programs, including our Long Term Incentive Plan;

•	produces an annual report on executive compensation for inclusion in the Company’s proxy statement;

•	reviews corporate goals and objectives relative to executive compensation;

•	evaluates our chief executive officer’s performance in light of corporate objectives; and

•	sets our chief executive officer’s compensation based on the achievement of corporate objectives.

The Compensation Committee is comprised of the following four Directors: Mr. Elliott, Mr. Jensen, Mr. Larson and Mr. Consolino. Mr. Elliott and Mr. Consolino are the independent Committee members. Mr. Larson serves as chairperson of the Compensation Committee. The Committee met two times independent of the full Board in 2006. Our Compensation Committee meets every February independent from the Board and more frequently as necessary with respect to compensation matters. The Committee has also acted in connection with regularly scheduled Board meetings to address a specific compensation matter or other topic required by its Charter. We have established processes and procedures for the consideration and determination of executive officer and director compensation. Our Chief Executive Officer, with the support of our Human Resources department, works closely with the Compensation Committee by making recommendations for base salary, annual incentive bonus, and long term incentive awards for our other executive officers. The Compensation Committee has broad authority with respect to compensation matters. It reviews the recommendations of the Chief Executive Officer, deliberates and makes any necessary adjustments, and eventually approves all compensation elements for our executive officers, including for our Chief Executive Officer. We have followed the same process in establishing compensation for our independent directors, although we have not reviewed our director compensation program since our initial public offering. The Compensation Committee does not delegate its authority to other persons, although it has adopted a standing resolution in November 2005 approving the grant of stock options to purchase a specified number of shares (20,000) to any newly hired Assistant Vice President, our lowest tier of officer. Such a grant must be in accordance with the terms of the resolution, our long term incentive plan and our standard award agreements. To date, neither our management nor the Compensation Committee has engaged a compensation consultant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are party to several agreements with Great American Insurance Company, our largest shareholder, relating to reinsurance and underwriting. The terms of these agreements, as described below, were negotiated by us and Great American Insurance Company. We believe that the terms of these agreements are comparable to those that we could obtain from independent third parties. Additionally, we previously entered into an agreement with Great American Insurance Company and Alan Spachman, our Chairman and Chief Executive Officer, relating to registration rights and rights of first refusal to buy back their shares in certain circumstances. Our Board of Directors has approved the terms of these agreements. As described in Registration Rights Agreement and Right of First Refusal below, we have filed a registration statement on Form S-3 to register all of the common shares owned by Great American Insurance Company and Alan Spachman.

Reinsurance, Underwriting and Other Arrangements

Effective November 1, 1989, we became a party with Great American Insurance Company to an Underwriting Management Agreement pursuant to which we agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Currently, under the terms of the agreement, we pay Great American Insurance Company a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. The written premiums totaled approximately $4.5 million in 2006. During 2006, the fees we paid to Great American Insurance Company under this agreement were approximately $0.2 million. Great American Insurance Company participates in our excess of loss treaties for public transportation, truck and Hawaii general commercial business. In 2006, premiums and losses ceded to Great American Insurance Company under these treaties totaled $3.7 million and $2.8 million, respectively. We, Great American Insurance Company and its affiliated insurance companies are also parties to a Reinsurance Agreement dated November 1, 1989 pursuant to which we assume all of the risk and exposure on the polices we administer under the terms of the Underwriting Management Agreement. We anticipate that these agreements will remain in force under the same terms and conditions for the foreseeable future. However, pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if we no longer employ Mr. Spachman. Additionally, Great American Insurance Company, or its parent American Financial Group, Inc., perform certain services for us without charge including, without limitation, actuarial services and on a consultative basis internal audit, legal, accounting and other support services. We believe, based on discussions with Great American Insurance Company, that these services will continue to be provided from the affiliated entity in the future.

Registration Rights Agreement and Right of First Refusal

Upon the completion of our initial public offering, we entered into an agreement with Great American Insurance Company and our Chairman and Chief Executive Officer, Alan Spachman, pursuant to which we granted each of them registration rights in exchange for our right of first refusal to buy back their shares in connection with certain proposed sales of their common shares. Our right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the common shares owned, whether beneficially or of record, by either of Mr. Spachman or Great American Insurance Company, other than the transfer of shares (1) in a charitable gift or a bequest, without consideration, so long as the number of common shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of our total issued and outstanding common shares immediately prior to such gift, (2) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which we and Great American Insurance Company and/or Mr. Spachman are party relating to an underwritten public offering of our common shares, (3) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of our total issued and outstanding common shares immediately following such sale, (4) pursuant to a tender offer or exchange offer approved or recommended by at least two-thirds of our shareholders, or (5) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Spachman or his lineal descendants.

Effective on the one-year anniversary of the initial public offering, or February 2, 2006, we became obligated to file a shelf registration statement covering all common shares owned by Great American Insurance Company and Alan Spachman. We filed a registration statement on Form S-3 with the Securities and Exchange Commission on March 23, 2006, which became effective April 7, 2006.

As required by our agreement with Great American Insurance Company and Alan Spachman, we paid all costs and expenses incurred relating to this shelf registration, which totaled approximately $40,000. All other costs and expenses, such as costs of separate legal counsel, underwriters’ or brokers’ discounts, commissions and transfer taxes, or printing expenses and blue sky fees incurred through an underwritten shelf registration, would be borne by the selling shareholder. This agreement also contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common shares on behalf of Great American Insurance Company or Alan Spachman.

Business Opportunities for Mr. Spachman

As discussed in the “Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Spachman” section of this proxy statement, there is a possibility that we will enter into certain relationships or business ventures with our current Chairman and Chief Executive Officer, Mr. Spachman. We have agreed with Mr. Spachman that his engaging in low-value dwelling property insurance will not conflict, directly or indirectly, with our operations or initiatives. In addition, the special committee of the Board of Directors and the Audit Committee have already approved certain proposed general terms under which one of our insurance subsidiaries would provide certain services to Mr. Spachman in support of this business venture. As of the date of this proxy statement, no transaction had been consummated with Mr. Spachman.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures help us evaluate whether any such related person transaction could impair the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Our Audit Committee charter specifically requires the Audit Committee to review and approve all related party transactions, and to further consider and review possible conflicts of interest of current or former directors and executive officers. In addition, our Code of Ethics and Conduct requires our directors, executive officers and all employees to provide full disclosure of the circumstances surrounding any potential conflict of interest, and refrain from any related decision making process. Directors and officers must provide this full disclosure to our General Counsel and the Audit Committee. With respect to Mr. Spachman’s recently approved Employment and Non-Competition Agreement, in addition to the role of the Audit Committee, our Board has also established by resolution a special committee to review and formally approve the terms and conditions of any proposed business venture between Mr. Spachman and us.

To capture all relevant information with respect to such transactions, we annually require each of our directors and executive officers to complete a Code of Ethics and Conduct Acknowledgement form as well as a Director and Officer Questionnaire that, among other things, elicit information about related person transactions. Our General Counsel reviews the information disclosed in these documents, and reviews any unique circumstances potentially involving a related party transaction with our Chief Financial Officer, other members of management and the Audit Committee, as warranted. The Audit Committee, often working with the full Board, reviews any specific fact patterns as required.

NOMINATIONS AND SHAREHOLDER PROPOSALS

In accordance with the our Amended and Restated Code of Regulations (the “Regulations”), the only director candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given our Secretary at least 60 days and not more than 90 days prior to the Annual Meeting date written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of our voting shares and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

Our proxy materials for the 2007 Annual Meeting of Shareholders will be mailed on or about April 10, 2007. The proxy form used by us for the Annual Meeting typically grants authority to the presiding officer to determine in his discretion whether business sought to be brought before any annual meeting or special meeting of the shareholders is properly presented at the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2008 Annual Meeting, it must be received by us by February 25, 2008. Additionally, a shareholder may submit a proposal for consideration at the 2007 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Section 8(c) of the Regulations. In general Section 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 or more than 90 days prior to the Annual Meeting date.

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before the close of business on the 120th calendar day prior to the mailing date for next year’s Annual Meeting or approximately December 12, 2007. We suggest that all proposals be sent by certified mail, return receipt requested.

Our proxies for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Section 8(c). For business to be properly requested by a shareholder to be brought before the 2007 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Section 8(c), not just the timeliness requirements set forth above.

COMMUNICATIONS WITH DIRECTORS

Our Board of Directors has adopted procedures for shareholders to send written communications to an individual director or the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the non-management directors, at the election of the shareholder, and sent to the following, who will forward any communications so received:

National Interstate Corporation

Secretary

3250 Interstate Drive

Richfield, Ohio 44286

CODE OF ETHICS AND CONDUCT

Our Board of Directors adopted a Code of Ethics and Conduct applicable to our directors, officers and employees. The Code of Ethics and Conduct is available on our Investor Relations website at http://invest.natl.com and upon written request to our Secretary, the address of whom is set forth immediately above. We intend to disclose amendments and any waivers to the Code of Ethics on our website.

3250 Interstate Drive • Richfield, Ohio 44286-9000

www.nationalinterstate.com

c/o National City Bank

Shareholder Services Operations

Locator 5352

P. O. Box 94509

Cleveland, OH 44101-4509

ê FOLD AND DETACH HERE ê

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 18, 2007

The undersigned hereby appoints Alan R. Spachman and Paul F. Haffner, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned on March 21, 2007, at the Annual Meeting of Shareholders to be held on May 18, 2007 at 2:00 P.M., or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the corporation). Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 10, 2007, is hereby acknowledged.

Dated: , 2007

Signature

Signature if held jointly
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê FOLD AND DETACH HERE ê

NATIONAL INTERSTATE CORPORATION	PROXY

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote FOR the nominees described in Proposal 1 and FOR Proposal 2. If cumulative voting is invoked by a shareholder through proper notice to the corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

The Board of Directors recommends a vote FOR the election of nominees as director and FOR Proposal 2.

1.	Election of Class I Directors

Nominees:	Joseph E. (Jeff) Consolino	Theodore H. Elliott, Jr.	Gary J. Gruber	Donald D. Larson

☐ FOR all nominees listed above (except as marked to the contrary below).		☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Ratification of the appointment of Ernst & Young as independent registered public accounting firm for 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, to vote upon such other business as may properly come before the meeting. (Continued on reverse side)